Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated January 15, 2026, with respect to the consolidated financial statements of Dusk Acquisition Corporation included in this Current Report on Form 8-K. We consent to the incorporation by reference of said report in the Registration Statements of CSW Industrials, Inc. on Form S-8 (File No. 333-282176) and Form S-3 (File No. 333-281932).

/s/ GRANT THORNTON LLP

Dallas, Texas
January 15, 2026